UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Aeolus Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

AEOLUS PHARMACEUTICALS, INC.

P.O. Box 14287

79 T.W. Alexander Drive

4401 Research Commons, Suite 200

Research Triangle Park, North Carolina 27709

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MARCH 8, 2005

TO THE STOCKHOLDERS OF AEOLUS PHARMACEUTICALS, INC.:

The Annual Meeting of Stockholders of Aeolus Pharmaceuticals, Inc. will be held at Aeolus’ offices at 79 T.W. Alexander Drive, 4401 Research Commons, Suite 200, Research Triangle Park, North Carolina, on Tuesday, March 8, 2005 at 10:00 a.m., for the following purposes:

1.	To elect a board of six directors;

2.	To approve Aeolus’ 2004 Stock Option Plan and to reserve 2,000,000 shares for issuance thereunder;

3.	To act upon such other matters as may properly come before the meeting or any adjournment thereof.

These items are more fully described in the attached proxy statement.

The Board of Directors has fixed the close of business on January 27, 2005, as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournments thereof. A list of stockholders of Aeolus entitled to vote at the meeting will be available for examination by a stockholder at Aeolus’ office for the ten days prior to the meeting during normal business hours. All such stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to vote your proxy as promptly as possible. Any stockholder attending the meeting may vote in person, even if such stockholder returned a proxy.

Aeolus’ proxy statement and proxy are enclosed along with Aeolus’ Annual Report to Stockholders for the fiscal year ended September 30, 2004.

IMPORTANT—YOUR PROXY IS ENCLOSED

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY VOTE YOUR PROXY ACCORDING TO THE INSTRUCTIONS ON THE PROXY CARD.

By Order of the Board of Directors,

/S/ RICHARD W. REICHOW
Richard W. Reichow
Executive Vice President, Chief Financial Officer, Treasurer and Secretary

Research Triangle Park,

North Carolina

January 28, 2005

AEOLUS PHARMACEUTICALS, INC.

P.O. Box 14287

79 T.W. Alexander Drive

4401 Research Commons, Suite 200

Research Triangle Park, North Carolina 27709

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

MARCH 8, 2005

INFORMATION CONCERNING SOLICITATION AND VOTING

Proxies are being solicited by the Board of Directors of Aeolus Pharmaceuticals, Inc., a Delaware corporation, for use at Aeolus’ Annual Meeting of Stockholders to be held at Aeolus’ offices at 79 T.W. Alexander Drive, 4401 Research Commons, Suite 200, Research Triangle Park, North Carolina, at 10:00 a.m. on Tuesday, March 8, 2005, and any adjournments thereof. The cost of soliciting proxies will be borne by Aeolus. In addition to solicitation of proxies by mail, employees of Aeolus, without extra remuneration, might solicit proxies personally or by telephone. Aeolus will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto. The mailing address of the principal executive offices of Aeolus is P.O. Box 14287, Research Triangle Park, North Carolina 27709. Copies of this proxy statement and accompanying proxy card are being mailed to stockholders on or about February 7, 2005.

Revocability of Proxies

Any stockholder giving a proxy has the power to revoke it at any time before it is voted by giving a later proxy or written notice to Aeolus (Attention: Richard W. Reichow, Secretary), or by attending the meeting and voting in person.

Voting

When the enclosed proxy is properly executed and returned (and not subsequently properly revoked), the shares it represents will be voted in accordance with the directions indicated thereon, or, if no direction is indicated thereon, it will be voted:

1.	FOR the election of the six nominees for director identified below;

2.	FOR the approval of Aeolus’ 2004 Stock Option Plan and to reserve 2,000,000 shares for issuance thereunder;

3.	In the discretion of the proxies with respect to any other matters properly brought before the stockholders at the meeting.

Record Date

Only the holders of record of common stock at the close of business on the record date, January 27, 2005, are entitled to notice of and to vote at the meeting. On the record date, 13,975,760 shares of common stock were outstanding. Stockholders will be entitled to one vote for each share of common stock held on the record date.

Vote Required

Votes withheld from any voting will be counted for purposes of determining the presence or absence of a quorum for the transaction of business, but will be excluded from the vote on any proposal. In Proposal 1, the six nominees for director receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted at the meeting shall be elected as directors of Aeolus. On Proposal 2, the affirmative vote of the holders of a majority of the shares of Aeolus’ common stock present or represented and voting on the proposal at the meeting is required for approval.

While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, Aeolus believes that abstentions should be counted for purposes of determining both whether a quorum is present at the meeting and the total number of shares represented and voting on the proposals at the meeting. Aeolus intends to treat abstentions in this manner, which means they will have the same effect as votes against the proposals. In a 1988 case, Berlin v. Emerald Partners, the Delaware Supreme Court held that, while broker non-votes may be counted for purposes of determining the presence or absence of a quorum of the transaction of business, broker non-votes should not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted. Broker non-votes with respect to any proposal will therefore not be considered represented and voting and, accordingly, will not affect the determination as to whether the requisite vote has been obtained to approve a proposal.

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

Nominees

Aeolus’ By-Laws provide that the number of directors constituting the Board of Directors shall be no less than one nor greater than seven. The Board currently consists of six members. The Board has recommended that the following six individuals be elected to the Board. For as long as it owns more than 20% of Aeolus’ outstanding common stock, on an as converted to common and fully diluted basis, Goodnow Capital, L.L.C. has the right to appoint up to two directors to the Board, pursuant to the terms of the purchase agreement for the $5.0 million debenture that Aeolus issued in January 2004. David C. Cavalier who is a director standing for re-election is President of Goodnow Capital.

The directors being elected are to serve for one year, each until the election and qualification of his successor, or until his death, removal or resignation. It is intended that proxies will be voted FOR all of the nominees named below. If any nominee is unable or declines to serve as a director at the time of the meeting, the individuals named in the enclosed proxy may exercise their discretion to vote for any substitute proposed by the Board of Directors. Each nominee listed below has agreed to serve as a director if elected. None of the nominees is related by blood, marriage or adoption to any other nominee or any executive officer of Aeolus.

Name of Nominee	Age	Director Since
David C. Cavalier	35	April 2004
Chris A. Rallis	51	June 2004
Peter D. Suzdak, Ph.D	46	June 2004
Michael E. Lewis, Ph.D	53	June 2004
Joseph J. Krivulka	52	June 2004
Amit Kumar, Ph.D	40	June 2004

David C. Cavalier has been the Chairman of the Board of our company since April 30, 2004. Since 2001, he has been a Principal and the Chief Operating Officer of The Xmark Funds, a family of investment funds. From 1995 to 1996, Mr. Cavalier worked for Tiger Real Estate, a $785 million private investment fund sponsored by Tiger Management Corporation. Mr. Cavalier began his career in 1994 in the Investment Banking Division of Goldman, Sachs & Co. working on debt and equity offerings for public and private real estate companies. He received a B.A. from Yale University and an M.Phil. from Oxford University.

Chris A. Rallis is the former President and Chief Operating Officer and a director of Triangle Pharmaceuticals, Inc., which was acquired by Gilead Sciences in January 2003 for approximately $464 million. Prior to assuming the role of President and COO in March 2000, he was Executive Vice President, Business Development and General Counsel. While at Triangle, Mr. Rallis participated in 11 equity financings generating gross proceeds of approximately $500 million. He was also primarily responsible for all business development activities, which included a worldwide alliance with Abbott Laboratories and the in-licensing of over ten compounds. Prior to joining Triangle in 1995, Mr. Rallis served in various business development and legal management roles with Burroughs Wellcome Co. over a 13-year period, including Vice President of Strategic Planning and Business Development. Mr. Rallis received his A.B. degree in economics from Harvard College and a J.D. from Duke University.

Peter D. Suzdak, Ph.D. is a research and development executive with more than 19 years experience in U.S. and European based pharmaceutical companies. Dr. Suzdak is currently President and Chief Executive Officer of Artesian Therapeutics. Prior to joining Artesian Therapeutics, Dr. Suzdak was most recently a Senior Vice President of Research and Development at Guilford Pharmaceuticals from 1995 to 2002. Prior to joining Guilford, Dr. Suzdak held various positions at Novo-Nordisk A/S in Copenhagen, Denmark from 1988 to 1995, including Director of Neurobiology Research. Dr. Suzdak was involved in multiple drug discovery and development collaborations with major pharmaceutical companies in the U.S. and Europe, including Abbott Laboratories which resulted in the successful discovery, clinical development, approval and marketing of the novel anti-epileptic Gabatril®. Prior thereto, Dr. Suzdak was a Pharmacology Research Associate in the Clinical Neuroscience Branch of the National Institute of Mental Health in Bethesda, in the laboratory of Dr. Steven M. Paul from 1985 to 1988. Dr. Suzdak received his Ph.D. in Pharmacology from the University of Connecticut and a B.S. in Pharmacy from St. Johns University.

Michael E. Lewis, Ph.D. has been President of BioDiligence Partners, Inc., a private consulting firm, since 1994. He co-founded Cara Therapeutics, a privately held biopharmaceutical company, and has served as a director and Chief Scientific Advisor since 2004. He has served as a director of Polymedix, Inc., a privately held biotechnology company, since 2003. Dr. Lewis co-founded Arena Pharmaceuticals, Inc. in 1997, served as a director until 2000, and as Chief Scientific Advisor until 2003. He also co-founded Adolor Corporation in 1994 and served as Chief Scientific Advisor until 1997. He served as Vice President of Research at Symphony Pharmaceuticals from 1993 to 1994. Dr. Lewis was a co-founder of Cephalon, Inc. where he served as Senior Scientist, Director of Pharmacology, and Senior Director of Scientific Affairs, between 1988 and 1993. Prior to that, he served as a Principal Investigator at E.I. DuPont de Nemours & Co., Inc. from 1985 to 1987. Dr. Lewis received a B.A. with Special Honors in Psychology from George Washington University, and an M.A. and Ph.D. in Psychology from Clark University, followed by postdoctoral training in neurosciences at the University of Cambridge, the National Institutes of Health, and the University of Michigan.

Joseph J. Krivulka is founder and President of Triax Pharmaceuticals, which position he has held since November 2004. Mr. Krivulka was a co-founder and President of Reliant Pharmaceuticals, LLC from 1999 until 2004. Mr. Krivulka has more than 25 years of experience in the pharmaceutical industry and was formerly Chief Executive Officer of Bertek, Inc., a subsidiary of Mylan Laboratories Inc., and Corporate Vice President of Mylan Laboratories. He has extensive expertise in product launches, reformulation and line extensions, clinical development, and manufacturing. He successfully brought to market numerous branded products and managed Mylan’s entry into the branded pharmaceutical business, with the acquisition of several pharmaceutical companies.

Amit Kumar, Ph.D., has been President and Chief Executive Officer of CombiMatrix Corporation since September 2001 and has been a director of CombiMatrix since September 2000. Previously, Dr. Kumar was Vice President of Life Sciences of Acacia Research Corp. From January 1999 to February 2000, Dr. Kumar was the founding President and CEO of Signature BioSciences, Inc., a life science company developing technology for advanced research in genomics, proteomics and drug discovery. From January 1998 to December 1999, Dr. Kumar was an Entrepreneur in Residence with Oak Investment Partners, a venture capital firm. From October 1996 to January 1998, Dr. Kumar was a Senior Manager at Idexx Laboratories, Inc., a biotechnology company. From October 1993 to September 1996, Dr. Kumar was Head of Research & Development for Idetek Corporation, which was later acquired by Idexx Laboratories, Inc. Dr. Kumar received his B.S. in Chemistry from Occidental College. After joint studies at Stanford University and the California Institute of Technology, he received his Ph.D. from Caltech in 1991. He also completed a post-doctoral fellowship at Harvard University from 1991 to 1993.

Information Concerning the Board of Directors and its Committees

The business of Aeolus is under the general management of the Board of Directors as provided by the laws of Delaware and the By-Laws of Aeolus. During the fiscal year ended September 30, 2004, the Board of Directors held three formal meetings, excluding actions by unanimous written consent. Each member of the Board standing for reelection attended all of the fiscal 2004 meetings of the Board of Directors and Board committees of which he was a member, except for Dr. Lewis and Dr. Suzdak, who each missed one Board meeting.

The Board of Directors has established an Audit Committee and a Compensation Committee. The Audit Committee currently consists of Mr. Cavalier, Chairman, Dr. Kumar and Mr. Rallis. During fiscal 2004, the Audit Committee held five formal meetings and the Chairman of the Audit Committee met with Aeolus’ independent registered public accounting firm prior to the release of financial results for the first three quarters of fiscal 2004. The Audit Committee reviews the results and scope of the audit and other services provided by Aeolus’ independent registered public accounting firm. The Audit Committee has adopted a written charter, a copy of which was included in last year’s proxy statement.

The Compensation Committee currently consists of Mr. Cavalier, Chairman, Mr. Krivulka and Dr. Suzdak. During fiscal 2004, the Compensation Committee held two formal meetings. The Compensation Committee makes recommendations to the Board of Directors regarding salaries and incentive compensation for officers of Aeolus, and determines the amount and type of equity incentives granted to participants in Aeolus’ 1994 Stock Option Plan, the 2004 Stock Option Plan and the 1999 Equity Incentive Plan.

The Board does not have a standing nominating committee. The Board does not believe a nominating committee is necessary given Aeolus’ size and the ownership by Goodnow Capital, L.L.C. of more than half of the outstanding common stock. The Board will consider establishing a nominating committee at the appropriate time. On April 30, 2004, Goodnow Capital, L.L.C. exercised its rights as a majority stockholder and replaced our then current four directors with three new directors, David C. Cavalier, Richard P. Burgoon, Jr. and Alan J. Tuchman, M.D., all of whom were affiliated with Goodnow. Mr. Cavalier was appointed Chairman of the Board of Directors. On June 28, 2004 and June 29, 2004, Mr. Burgoon and Dr. Tuchman resigned from the Board and five new members of the Board of Directors were appointed by the Board.

The Board has not established a formal process for stockholders to send communications, including director nominations, to the Board; however, the names of all directors are available to stockholders in this proxy statement and on Aeolus’ web site at www.aeoluspharma.com. If Aeolus were to receive any security holder communication for an independent director, Aeolus will relay it to the independent director. Director nominations submitted by a stockholder will be considered by the full Board.

Aeolus does not have a policy with regard to board members’ attendance at annual meetings. At the 2004 annual meeting, which was held prior to the appointment of the current directors, two of four directors were in attendance.

The Board of Directors has approved and recommends that stockholders vote “FOR” the election of the six nominees listed above.

PROPOSAL NO. 2 – APPROVAL OF THE 2004 STOCK OPTION PLAN

Aeolus’ 2004 Stock Option Plan was adopted and approved by the Board in September 2004. A total of 2,000,000 shares of common stock have been reserved for issuance under the 2004 Plan. As of the record date, no options had been exercised under the 2004 Plan, options for 5,000 shares were outstanding thereunder at a weighted average exercise price of approximately $1.19 per share, and options for 1,995,000 shares were available for grant.

The 2004 Plan is administered by the Compensation Committee of the Board. Subject to the restrictions of the 2004 Plan, the Compensation Committee determines who is granted options, the terms of options granted, including the exercise price, the number of shares subject to the option and the option’s exercisability. The current members of the Compensation Committee are Mr. Cavalier, Mr. Krivulka and Dr. Suzdak.

The 2004 Plan provides for the grant of “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, solely to employees, and nonstatutory stock options to employees, officers and directors of, and consultants or advisors to, Aeolus. As of the record date, approximately 11 employees, officers and directors of Aeolus were eligible to receive grants under the 2004 Plan. The Compensation Committee has granted stock options under the 2004 Plan to only one Named Officer (as defined under “Other Information – Executive Compensation”), Shayne C. Gad, Ph.D. In addition, under the terms of his consulting agreement as President, Dr. Gad will receive monthly stock option grants of 2,500 shares under the 2004 Plan through December 31, 2005. Under the terms of his employment letter as Chief Executive Officer, Richard P. Burgoon, Jr. will receive a stock option grant of 250,000 shares of Aeolus common stock if during his employment Aeolus enters into a definitive agreement for an equity financing that raises at least $5 million, a partnership for the joint development or commercialization of any of Aeolus’ owned or in-licensed patent rights or the sale of the company. No other benefits or amounts that will be received by or allocated to the Named Officers under the 2004 Plan are currently determinable.

The exercise price of options granted under the 2004 Plan is determined on the date of grant, and in the case of incentive stock options, must be at least 100% of the fair market value per share at the time of grant. The exercise price of any incentive stock option granted to an optionee who owns stock possessing more than 10% of the voting power of Aeolus’ outstanding capital stock must equal at least 110% of the fair market value of the common stock on the date of grant. Payment of the exercise price may be made by delivery of cash or a check to the order of Aeolus or by other means determined by the Board.

Options granted to employees generally become exercisable in increments, based on the optionee’s continued employment or consulting with Aeolus, generally over a period of three to four years. The term of an incentive stock option may not exceed 10 years. The form of option agreement generally provides that options granted under the 2004 Plan, whether incentive stock options or nonstatutory options, expire 10 years from the date of grant. Incentive stock options granted pursuant to the 2004 Plan are not transferable by the optionee, other than by will or the laws of descent and distribution, and are exercisable during the optionee’s lifetime only by the optionee. Nonstatutory options granted under the 2004 Plan are transferable to the optionee’s family members. All outstanding options under the 2004 Plan become fully exercisable for a period of 60 days following the occurrence of any of the following events:

•	a tender offer or exchange offer (other than by Aeolus or any employee benefit plan of Aeolus);

•	the acquisition by any person or group, as defined under Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (other than Aeolus or any employee benefit plan of Aeolus) of beneficial ownership of stock possessing 30% or more of the voting power of Aeolus’ outstanding capital stock;

•	the approval of an agreement providing for the merger or consolidation of Aeolus with another corporation where the stockholders of Aeolus, after the merger or consolidation, will own stock possessing less than 50% of the voting power of the corporation issuing cash or securities in the merger or consolidation;

•	the approval of an agreement providing for the sale or other disposition of all or substantially all of Aeolus’ assets; and

•	the date during any period of two consecutive years when individuals who at the beginning of such period constitute the Board cease for any reason to constitute a majority thereof, unless the election or nomination of each new director was approved by at least two-thirds of the directors still in office who were directors at the beginning of such period or who were themselves nominated by individuals whose election or nomination for election was approved in accordance with this clause.

In the event of a merger of Aeolus with or into another corporation, Aeolus shall request the successor corporation to assume all options outstanding under the 2004 Plan. If such successor corporation fails or refuses to assume the options or to issue substantially equivalent options, then the outstanding options under the 2004 Plan shall accelerate and become fully exercisable.

The Board may amend the 2004 Plan at any time or from time to time or may terminate the 2004 Plan without the approval of the stockholders, provided that stockholder approval is required for any amendment to the 2004 Plan requiring stockholder approval under applicable law as in effect at the time, and provided further that amendments with respect to options granted to persons subject to Section 16 of the Exchange Act cannot be made more frequently than once every six months. However, no action by the Board or stockholders may alter or impair any option previously granted under the 2004 Plan. The Board may accelerate the exercisability of any option or waive any condition or restriction pertaining to such option at any time. The 2004 Plan will terminate on September 21, 2014, unless terminated earlier by the Board. Any options outstanding on the date that the 2004 Plan is terminated will remain outstanding until the respective expiration dates.

Tax Consequences of Options

An optionee who is granted an incentive stock option will generally not recognize taxable income either at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and one year after exercising the option, any gain or loss will be treated by the optionee as capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or exchange equal to the difference between the exercise price and the lower of the fair market value of the shares at the date of the option exercise or the sale price of the shares. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is also an officer, director or holder of more than 10% of the outstanding common stock. Aeolus will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the holding period of the shares.

All other options which do not qualify as incentive stock options are referred to as nonstatutory options. Generally, an optionee will not recognize any taxable income at the time he or she is granted a nonstatutory option. However, upon its exercise, the optionee will recognize taxable income generally measured as the excess of the then fair market value of the shares purchased over the exercise price. Any taxable income recognized in connection with an option exercise by an optionee who is also an employee of Aeolus will be subject to tax withholding by Aeolus. Aeolus will be entitled to a tax deduction in the same amount as the ordinary income recognized by the optionee with respect to shares acquired upon exercise of a nonstatutory option. Upon resale of such shares by the optionee, any difference between the sales price and the optionee’s purchase price, to the extent not recognized as taxable income as described above, will be treated as long-term or short-term capital gain or loss, depending on the holding period of the shares.

The foregoing is only a summary, based on the Code as currently in effect, of the effect of federal income taxation upon the optionee and Aeolus with respect to the grant and exercise of options under the 2004 Plan, does not purport to be complete, and does not discuss the tax consequences of the optionee’s death or the income tax laws of any municipality, state or foreign country in which an optionee may reside.

2004 Plan Approval

The Board adopted the 2004 Plan in September 2004 and increased the number of shares of common stock reserved for issuance thereunder to 2,000,000 shares in December 2004.

If the stockholders do not approve the 2004 Plan, stock options granted under the 2004 Plan will not be eligible to be incentive stock options.

The Board of Directors has approved and recommends that the stockholders vote “FOR” the adoption of the 2004 Stock Option Plan and to reserve 2,000,000 shares for issuance thereunder.

OTHER INFORMATION

Principal Stockholders

The following tables set forth certain information regarding the ownership of shares of Aeolus common stock and Series B preferred stock as of the record date by:

•	each person known by Aeolus to beneficially own more that 5% of the outstanding shares of each class of stock,

•	each of Aeolus’ directors,

•	each of Aeolus’ executive officers, and

•	all of Aeolus’ directors and executive officers as a group.

Series B Convertible Preferred Stock

As of the record date, Aeolus had 475,087 shares of Series B convertible preferred stock and warrants for 22,191 shares of Series B preferred stock outstanding. Each share of Series B preferred stock is convertible into one share of Aeolus common stock. The Series B preferred stock is non-voting except for matters relating to the rights of Series B preferred stock.

	Shares Beneficially Owned	Percentage of Class Owned
Elan Corporation, plc (1)	475,087	100.0%
Lincoln House
Lincoln Place
Dublin 2, Ireland
David C. Cavalier (2)	22,191	4.5%
All directors and executive officers as a group (9 persons) (2)	22,191	4.5%

(1)	Includes 475,087 shares owned by Elan International Services, Ltd. Does not include 18,774 shares of Series B preferred stock issuable as of the record date pursuant to a convertible promissory note issued to Elan Pharma International Limited.

(2)	Consists of 22,191 shares issuable upon exercise of a warrant held by Xmark Fund, L.P. Mr. Cavalier is an employee of Xmark Asset Management, LLC, which is the manager of Xmark Fund, L.P. Mr. Cavalier’s interest in the shares is limited to his pecuniary interest in Xmark Asset Management, if any. See the common stock ownership of Xmark Asset Management, LLC and Goodnow Capital, L.L.C. in the table below.

Common Stock

As of the record date, we had 13,975,760 shares of common stock outstanding. Share ownership in each case includes shares issuable upon exercise of options that may be exercised within 60 days after the record date for purposes of computing the percentage of common stock owned by such person but not for purposes of computing the percentage owned by any other person. Except as indicated in footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares of common stock indicated below.

	Beneficially Owned	Percentage Owned
David C. Cavalier (1)	9,148,829	65.4%
Amit Kumar, Ph.D. (2)	13,583	*
Chris A. Rallis (2)	13,583	*
Michael E. Lewis, Ph.D. (2)	13,583	*
Joseph J. Krivulka (2)	13,583	*
Peter D. Suzdak, Ph.D. (2)	13,583	*
Richard P. Burgoon, Jr.	—	—
Shayne C. Gad, Ph.D. (2)	45,000	*
Richard W. Reichow (3)	303,941	2.1%
Xmark Asset Management, LLC (4)	9,135,496	65.4%
152 West 57th Street, 21st Floor
New York, NY 10019
Goodnow Capital, L.L.C.	8,107,039	58.0%
152 West 57th Street, 21st Floor
New York, NY 10019
Great Point Partners, LLC (5)	1,400,000	9.7%
2 Pickwick Plaza, Suite 450
Greenwich, CT 06830
All directors and executive officers as a group (9 persons) (6)	9,565,685	66.6%

*	Less than one percent

(1)	Includes 13,333 shares issuable upon exercise of options held by Mr. Cavalier and the stock ownership attributed to Mr. Cavalier of Xmark Asset Management, LLC and Goodnow Capital, L.L.C. as discussed in footnote (4). Mr. Cavalier is an employee of Xmark Asset Management, LLC, which is the manager of Goodnow Capital and Xmark Fund, L.P. Mr. Cavalier’s interest in the shares is limited to his pecuniary interest in Xmark Asset Management, LLC, if any.

(2)	Consists of shares issuable upon exercise of options held by the named individual.

(3)	Includes 42,388 shares owned, 261,169 shares issuable upon exercise of options held by Mr. Reichow and 384 shares issuable upon exercise of warrants held by Mr. Reichow.

(4)	Includes 8,107,039 shares owned by Goodnow Capital, 28,457 shares owned by Xmark Fund, L.P. and 1,000,000 shares held of record for which Xmark Asset Management, LLC has the right to vote the shares pursuant to a voting trust agreement between Xmark Asset Management, LLC and the holders of record of the shares. Xmark Asset Management is the manager of Goodnow Capital and Xmark Fund, L.P. Does not include 400,000 shares issuable upon exercise of warrants that also are subject to the voting trust agreement and 22,191 shares issuable upon exercise and conversion of a warrant held by Xmark Fund, L.P. to purchase 22,191 shares of Series B preferred stock.

(5)	Includes 680,000 shares owned and 272,000 shares issuable upon exercise of warrants held by Biomedical Value Fund, L.P. and 320,000 shares owned and 128,000 shares issuable upon exercise of warrants held by Biomedical Offshore Value Fund, Ltd. All of these shares are subject to a voting trust agreement between Xmark Asset Management, LLC and the holder of record of the shares and warrants.

(6)	See footnotes (1) – (3).

Equity Compensation Plan Information as of September 30, 2004

The following table provides information as of September 30, 2004 on all of Aeolus’ equity compensation plans that currently are in effect.

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by our stockholders:
1994 Stock Option Plan	2,012,220	$ 4.69	404,296
1995 Employee Stock Purchase Plan	0	Not applicable	9,118
Equity compensation plans not approved by our stockholders:
2004 Stock Option Plan	0	Not applicable	1,500,000	(1)
1999 Equity Incentive Plan Restricted Stock	0	Not applicable	7,834
Warrant to Purchase Common Stock issued to TBCC Funding Trust II	1,759	$ 19.90	Not applicable
Warrants to Purchase Common Stock issued to Petkevich & Partners, LLC	14,890	$ 20.25	Not applicable
Warrant to Purchase Common Stock issued to W. Ruffin Woody, Jr.	35,000	$ 1.00	Not applicable

Total – Common Stock	2,063,869		1,921,248

Warrant to Purchase Series B Preferred Stock issued to Elan Pharmaceutical Investments III, Ltd.(2)	22,191	$ 72.12	Not applicable
Convertible Promissory Note convertible into shares of Series B Preferred Stock issued to Elan Pharma International Limited (as of September 30, 2004)(2)(3)	18,185	$ 43.27	4,409

Total – Series B Preferred Stock	40,376		4,409

(1)	Increased to 2,000,000 shares in December 2004. See “Proposal No. 2—Approval of the 2004 Stock Option Plan.”

(2)	Each share of Series B preferred stock is convertible into one share of common stock.

(3)	The conversion value of the note will increase by its 10% interest rate until its maturity on December 21, 2006.

Description of Equity Compensation Plans Not Approved by Our Stockholders

As an integral component of a management and employee retention program designed to motivate, retain and provide incentive to our management, employees, directors and consultants, our Board of Directors adopted the

2004 Stock Option Plan in September 2004. The 2004 Stock Option Plan provides for the granting of stock options to employees, officers, directors or consultants of Aeolus and its subsidiaries. The 2004 Stock Option Plan is being presented to the Aeolus stockholders for approval at the meeting.

As an integral component of a management and employee retention program designed to motivate, retain and provide incentive to our management, employees and key consultants, our Board of Directors adopted the 1999 Equity Incentive Plan in September 1999. The Equity Plan, which has not been approved by our stockholders, provides for the grant of restricted stock awards which entitle our employees and consultants to receive shares of common stock upon satisfaction of specified vesting periods. In May 2002, the Equity Plan was amended to increase the common stock reserved for issuance to 200,000 shares. During September 1999, an aggregate of 120,991 shares of restricted stock were granted to employees and key consultants in consideration of services rendered, the cancellation of options for an equal number of shares of common stock and payment of the par value of the shares. In May 2002, an additional 71,175 shares were granted to employees and a key consultant in consideration of services rendered. All outstanding shares of restricted stock were fully vested at September 30, 2004.

The warrant to purchase shares of our common stock issued to TBCC Funding Trust II has not been approved by our stockholders. This warrant was issued in October 2001 in connection with the execution of a Master Loan and Security Agreement with Transamerica Technology Finance Corporation. We borrowed $565,000 from Transamerica in October 2001. The warrant expires on October 30, 2008.

The warrants to purchase shares of our common stock issued to Petkevich & Partners, LLC have not been approved by our stockholders. J. Misha Petkevich, a former director, is the Chairman and Chief Executive Officer of Petkevich & Partners. The following is a summary of the terms of the warrants and the circumstances surrounding their issuance. In August 2001, we sold 432,304 shares of common stock in a stock offering at an aggregate purchase price of $6,977,750. We used Petkevich & Partners, LLC as our exclusive placement agent in the offering, which placed 377,330 of the total shares sold. For its services, we paid Petkevich & Partners a cash fee of $427,892 and also issued to them a warrant to purchase 4,890 shares of our common stock. The warrant has an exercise price of $20.25 per share and expires on August 8, 2006. In October 2001, we entered into an agreement with Petkevich & Partners to provide us with financial advisory services for a one-year period. For these services, we issued a warrant for 10,000 shares of our common stock to Petkevich & Partners in October 2001 and paid Petkevich & Partners a cash fee of $140,000. The warrant has an exercise price of $20.25 per share and expires on October 16, 2006.

The warrant to purchase shares of our common stock issued to W. Ruffin Woody, Jr. has not been approved by our stockholders. This warrant was issued in July 2003 in connection with the execution of a $35,000 promissory note payable to Mr. Woody. The warrant expires on July 11, 2008.

Executive Compensation

Summary Compensation

The following table sets forth all compensation earned for services rendered to Aeolus in all capacities for the fiscal years ended September 30, 2004, 2003 and 2002, by its Chief Executive Officer and by its four most highly compensated executive officers who earned at least $100,000 in the respective fiscal year, collectively referred to as the “Named Officers”.

Summary Compensation Table

		Annual Compensation				Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary		Bonus		Stock Options (Shares)	Restricted Stock (Shares) (1)	All Other Compensation (2)
James D. Crapo, M.D. (3) Chief Executive Officer	2004		$122,000		$—	84,167	—	$ —
Clayton I. Duncan (4) Former Chairman, President & Chief Executive Officer	2004 2003 2002	$ $ $	566,429 171,800 360,000	$ $ $	— — —	— 297,575 7,059	— — 16,000	$1,286 $2,626 $2,187
Shayne C. Gad, Ph.D. (5) President	2004		$97,500		$—	37,500	—	$ —
Richard W. Reichow Executive Vice President, Chief Financial Officer, Treasurer and Secretary	2004 2003 2002	$ $ $	206,511 141,417 275,000	$ $ $	— — —	70,000 202,462 7,126	— — 12,500	$2,505 $3,197 $2,905
Richard E. Gammans, Sr. (6) Former Executive Vice President, R&D	2004 2003	$ $	155,939 148,677	$ $	— —	— 193,528	— —	$ 971 $1,543
John P. Richert (7) Former Vice President, Business Development	2004 2003 2002	$ $ $	188,859 80,175 142,000	$ $ $	— — —	— 72,179 2,859	— — 3,700	$1,014 $1,358 $1,245
W. Bennett Love (8) Former Vice President, Corporate Planning/ Communications	2004 2003 2002	$ $ $	126,976 59,285 142,000	$ $ $	— — —	— 73,970 2,859	— — 3,700	$1,037 $1,634 $1,703

(1)	In May 2002, the Named Officer purchased the number of shares of restricted stock indicated at par value ($0.01 per share). As of September 30, 2004, all shares were fully vested. The value of the restricted stock received by the Named Officer, based on the closing price of Aeolus’ common stock on the date of purchase was $55,840 for Mr. Duncan, $43,625 for Mr. Reichow and $14,023 for each of Dr. Gammans, Mr. Richert and Mr. Love.

(2)	Consists of life and long-term disability insurance premiums and health club fees reimbursed or paid on behalf of the Named Officers.

(3)	Dr. Crapo was Chief Executive Officer from July 1, 2004 through December 31, 2004.

(4)	Mr. Duncan resigned effective May 4, 2004. The salary amount for Mr. Duncan includes $360,000 of severance.

(5)	Dr. Gad was elected President as of May 4, 2004. The salary amount listed above represents payments for consulting services by Dr. Gad as President.

(6)	Dr. Gammans was elected an executive officer in January 2003 and he resigned effective June 11, 2004.

(7)	Mr. Richert resigned effective September 15, 2004. The salary amount for Mr. Richert includes $71,000 of severance.

(8)	Mr. Love resigned effective September 15, 2004. The salary amount for Mr. Love includes $71,000 of severance.

Management Incentive Plan

The Compensation Committee and the Board of Directors have approved a Management Incentive Plan, or MIP, for the executive officers of Aeolus; however, it has not been used during the last few years. The MIP provides for cash payments to the executive officers upon the achievement of certain corporate and individual objectives. The MIP is intended to be an annual compensation program. For the calendar year ended December 31, 2002, the corporate objectives related to obtaining financing and our research and development programs. Due to Aeolus’ limited cash position, the Board of Directors did not develop any objectives for calendar years 2004 and 2003 and did not approve any MIP payments for executive officers for calendar years 2004, 2003 and 2002.

Option Grants, Exercises and Holdings and Fiscal Year-End Option Values

The following table summarizes all option grants during the fiscal year ended September 30, 2004 to the Named Officers:

Option Grants During Fiscal Year Ended September 30, 2004

Name	Number of Shares Underlying Options Granted		% of Total Options Granted to Employees in Fiscal 2004	Exercise or Base Price per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (1)
						5%	10%
James D. Crapo, M.D.	84,167	(2)	40.7%	$5.00	6/22/14	$-0-	$124,933
Clayton I. Duncan	none
Shayne C. Gad, Ph.D.	30,000	(3)	14.5%	$1.13	7/19/14	$21,320	$54,028
	2,500	(4)	1.2%	$1.73	7/30/14	$2,720	$6,893
	2,500	(5)	1.2%	$1.55	8/31/14	$2,437	$6,176
	2,500	(6)	1.2%	$1.52	9/30/14	$2,390	$6,056
Richard W. Reichow	70,000	(7)	33.9%	$1.85	9/22/14	$81,442	$206,390
Richard E. Gammans, Sr.	none
John P. Richert	none
W. Bennett Love	none

(1)	There is no assurance provided to any executive officer or any other holder of Aeolus’ securities that the actual stock price appreciation over the ten-year option term will be at the assumed 5% or 10% annual rates of compounded stock price appreciation or at any other defined level. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the Named Officers.

(2)	These options were granted on June 22, 2004, and expire on June 22, 2014. The shares became exercisable in six equal monthly installments beginning July 1, 2004.

(3)	These fully vested options were granted on July 19, 2004 and expire on July 19, 2014.

(4)	These fully vested options were granted on July 30, 2004 and expire on July 30, 2014.

(5)	These fully vested options were granted on August 31, 2004 and expire on August 31, 2014.

(6)	These fully vested options were granted on September 30, 2004 and expire on September 30, 2014.

(7)	These options were granted on September 22, 2004 and expire on September 22, 2014. The shares become exercisable in equal monthly installments over the 12 months after the date of grant. All shares become fully vested if Mr. Reichow’s employment is terminated.

The following table sets forth information concerning all stock options exercised during the fiscal year ended September 30, 2004 by the Named Officers, and the number and value of unexercised options held by the Named Officers.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at September 30, 2004		Value of Unexercised In-the-Money Options at September 30, 2004 (1)
Name			Exercisable	Unexerciseable	Exercisable	Unexerciseable
James D. Crapo, M.D.	—	—	236,183	42,083	$3,570	$—
Clayton I. Duncan	—	—	334,791	—	$11,152	$—
Shayne C. Gad, Ph.D.	—	—	37,500	—	$11,700	$—
Richard W. Reichow	—	—	226,169	70,000	$9,249	$—
Richard E. Gammans, Sr.	—	—	202,338	—	$6,859	$—
John P. Richert	—	—	81,639	—	$6,644	$—
W. Bennett Love	—	—	83,430	—	$6,679	$—

(1)	Value based on the difference between the fair market value of the shares of common stock at September 30, 2004 ($1.52), as quoted on the OTC Bulletin Board, and the exercise price of the options.

Employment Agreements

Effective January 5, 2005, we entered into a letter agreement with Richard P. Burgoon, Jr. to serve as our Chief Executive Officer. Pursuant to the agreement, Mr. Burgoon will receive a signing bonus of $50,000 and will be paid an annual salary of $200,000. In addition, Mr. Burgoon will be entitled to receive a cash bonus of $100,000 and a stock option for 250,000 shares of common stock if during his employment we enter into a definitive agreement for an equity financing that raises at least $5,000,000, a partnership for the joint development or commercialization of any of our owned or in-licensed patent rights or the sale of the Company. The letter agreement has no term and Mr. Burgoon’s employment is at will.

James D. Crapo, M.D. was our Chief Executive Officer from July 1, 2004 through December 31, 2004. In June 2004, we entered into a six-month employment agreement with Dr. Crapo that provided for an annualized salary of $272,000 and a stock option grant of 84,167 shares with an exercise price of $5.00 per share. Dr. Crapo’s employment agreement expired on December 31, 2004.

In December 2000, we entered into a three-year employment agreement with Clayton I. Duncan, our former Chief Executive Officer and President. The agreement provided for an annual base salary of $360,000 and annual bonuses based on the achievement of performance milestones to be mutually agreed upon by Mr. Duncan and the Board or its Compensation Committee. In July 2003, the agreement was amended to allow for an annual base salary of not less than $180,000 through December 2004, Mr. Duncan’s annual salary was reduced to $180,000 and the term of the agreement was extended to April 2005. On May 4, 2004, Mr. Duncan resigned as Chief Executive Officer and President and we entered into a separation agreement with Mr. Duncan that provided for severance payments of $360,000, extended medical benefits, extended term of some stock options and accelerated vesting of some stock options.

Shayne C. Gad, Ph.D. became our President in May 2004. In May 2004, we entered into a consulting agreement with Dr. Gad that provided for monthly compensation of $19,500 and stock option grants totaling 45,000 shares for the period from May 2004 through December 2004. In December 2004, we entered into another consulting agreement with Dr. Gad that provides for monthly compensation of $19,500 and monthly stock option grants of 2,500 shares through December 31, 2005.

We entered into an employment agreement with Mr. Reichow that initially was to expire in April 2005. The agreement was amended in December 2004 to provide that the agreement will continue after April 30, 2005 on a month-to-month basis and may be terminated at any time upon 30 days notice. The agreement provides for a base salary and annual bonus based upon the achievement of performance milestones to be mutually agreed upon by Mr. Reichow and the Chief Executive Officer, the Board or the Compensation Committee. The agreement also provides that during its term and, unless Mr. Reichow terminates his employment for cause, for a period of nine months thereafter, Mr. Reichow will not compete with us, directly or indirectly. In the event that the employment of Mr. Reichow is terminated by the Board, other than in a change in control and without just cause, we will continue to pay, for a period of nine months, Mr. Reichow’s base salary, plus a percentage of his salary equal to the average annual bonus percentage earned for the two years prior to the date of termination. We have also entered into a severance agreement with Mr. Reichow which provides that if his employment is terminated, without just cause, subsequent to a change in control as defined in the severance agreement, as amended, he shall receive a severance benefit of two and one-half times his annual base salary and average bonus.

Compensation of Directors

All directors are reimbursed for expenses incurred in connection with each board or committee meeting attended. On September 22, 2004, the Compensation Committee and the Board of Directors approved the following compensation program for the outside members of the Board of Directors.

•	Each outside Board member will receive annual cash compensation of $15,000, which will be paid in equal quarterly payments beginning July 1, 2004. Cash compensation for new and terminating Board members will be prorated for the period of time that they are a Board member during the respective quarter.

•	Audit Committee members will receive an additional $10,000 of annual cash compensation, which will be paid in equal quarterly payments beginning July 1, 2004. Cash compensation for new and terminating Audit Committee members will be prorated for the period of time that they are members of the Audit Committee during the respective quarter.

•	Each outside Board member was granted a nonqualified stock option for 20,000 shares on September 22, 2004. The option exercise price is $1.85, which was the closing price on the grant date. The options have 10-year terms and vest, as long as the Director remains on the Board, on a monthly basis over the 12-month period beginning July 19, 2004. Vested shares will be exercisable for 10 years from the grant date.

For the period from February 1, 2003 through September 30, 2003, each non-employee director received a fee of $2,500 for each Board meeting attended in person or by conference call, with a maximum of $15,000 during a fiscal year. In October 2003, to conserve cash, the Board of Directors reduced to zero the fee for attending meetings and granted stock options to each non-employee director to purchase 10,714 shares with an exercise price of $2.80, which was the closing price on the grant date. The options were fully vested when granted.

The 1994 Stock Option Plan provided for the grant of nonstatutory options to our non-employee directors pursuant to a non-discretionary, automatic grant program. Each new non-employee director was granted a stock option to purchase 1,000 shares of common stock on the date each such director first became a director. Each non-employee director thereafter was granted automatically each year upon re-election (except in the year his or her initial director stock option was granted) an option to purchase 600 shares of common stock as long as such director was a member of the Board. The exercise price of options granted under the automatic grant program was the fair market value of our common stock on the date of grant. Such options become exercisable ratably over 36 months commencing one month from the date of grant and expire 10 years after the date of grant. The 1994 Stock Option Plan expired October 31, 2004. The 2004 Stock Option Plan does not have any automatic grant program for directors.

Report of the Compensation Committee on Executive Compensation

Neither the material in this report, nor the performance graph included in this proxy statement under the heading “—Performance Graph”, is soliciting material, is or will be deemed filed with the SEC or is or will be incorporated by reference in any filing of Aeolus under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date of this proxy statement and irrespective of any general incorporating language in such filing.

The Compensation Committee is responsible for establishing compensation policy and administering the compensation programs of Aeolus’ executive officers. The Compensation Committee met two times during fiscal 2004 to review executive compensation policies, compensation programs, and individual salaries and awards for the executive officers. The purpose of this report is to inform stockholders of Aeolus’ compensation policies for executive officers and the rationale for the compensation paid to executive officers in fiscal 2004.

Compensation Philosophy

Aeolus’ compensation program is designed to motivate and reward the executives responsible for the financial and strategic objectives essential to Aeolus’ long-term success and stockholder value. The financial goals for compensation plans are reviewed and approved by the Compensation Committee.

Aeolus’ total compensation philosophy is designed to support its overall objective of creating value for its stockholders. Key objectives of this philosophy are:

•	To attract and retain key executives critical to the long-term success of Aeolus;

•	To support a performance-oriented environment that rewards performance with respect to Aeolus’ short-term and long-term financial goals;

•	To encourage maximum performance through the use of appropriate incentive programs; and

•	To align the interests of executives with those of Aeolus’ stockholders by providing a significant portion of compensation in Aeolus’ common stock.

Base Salary

The Compensation Committee reviews the base salary of each executive officer. In determining appropriate salary levels, the Compensation Committee considers individual performance, experience, level of responsibility, internal equity and external pay practices for the comparable positions. Traditional measures of corporate performance, such as earnings and sales growth, are not as applicable to early stage pharmaceutical companies as they are to mature companies because of the lack of revenues. Consequently, the Compensation Committee considers other measures of performance to evaluate compensation.

Management Incentive Plan

Aeolus has established the MIP to reward participants for their contributions to the achievement of company-wide performance goals. The Board approves both the performance measures selected and the specific financial targets used under the MIP. The Compensation Committee believes these goals will drive the future success of Aeolus’ business and will enhance stockholder value. Awarded amounts are directly related to performance. The amount individual executives may earn (target awards) is directly dependent upon the individual’s position, responsibility and ability to impact Aeolus’ financial success. The MIP target payment as a percentage of base salary for the Chief Executive Officer is 40%, for executive vice presidents is 30% and for the other vice presidents is 25%. An individual may earn from 0% to 200% of the MIP target percentage.

Because of Aeolus’ limited cash position the Board of Directors did not set any MIP objectives for 2004 and did not approve any MIP payments for executive officers for calendar years 2004, 2003 or 2002. See “—Executive Compensation — Management Incentive Plan”.

Stock Options

The 1994 Option Plan and the 2004 Option Plan were established to provide all employees of Aeolus with an opportunity to share, along with stockholders of Aeolus, in the long-term performance of Aeolus. Stock options only have value to the employee if the price of Aeolus’ stock appreciates in value from the date the stock options were granted. Stockholders also benefit from such stock price appreciation.

Grants of stock options are generally made upon commencement of employment, with additional grants being made periodically to all eligible employees, and, occasionally, following a significant change in job responsibility, scope or title. Stock options granted under the option plans generally have vesting schedules of three to four years and expire ten years from the date of grant. The exercise price of options granted under the option plans is usually 100% of fair market value of the common stock on the date of grant. See “Proposal No. 2—Approval of the 2004 Stock Option Plan” and “—Executive Compensation — Option Grants, Exercises and Holdings and Fiscal Year-End Option Values”.

Restricted Stock

As an integral component of a management and employee retention program designed to motivate, retain and provide incentive to Aeolus’ management, employees and key consultants, the Compensation Committee and the Board adopted the 1999 Equity Incentive Plan in September 1999. The 1999 Plan provides for the grant of restricted stock awards which entitle employees and consultants to receive up to an aggregate of 200,000 shares of Aeolus’ common stock upon satisfaction of specified vesting periods. In September 1999, restricted stock awards to acquire an aggregate of 120,991 shares were granted to employees and key consultants of Aeolus in consideration of services rendered by the participants to Aeolus, the cancellation of options for an equal number of shares of common stock and payment of the par value of the shares. In May 2002, an additional 71,175 shares were granted to employees and a key consultant in consideration of services rendered by the participants to Aeolus. All shares of restricted stock were fully vested at September 30, 2004. No restricted stock awards were granted in fiscal years 2004 and 2003.

CEO Compensation

The Chief Executive Officer’s compensation is determined in the same manner as the compensation of Aeolus’ other executive officers. The following are summaries of the compensation arrangements for the respective Chief Executive Officer.

•	Mr. Burgoon became our Chief Executive Officer in January 2005 and will receive a signing bonus of $50,000 and an annual salary of $200,000. In addition, Mr. Burgoon will be entitled to receive a cash bonus of $100,000 and a stock option for 250,000 shares of common stock if during his employment we enter into a definitive agreement for an equity financing that raises at least $5,000,000, a partnership for the joint development or commercialization of any of our owned or in-licensed patent rights or the sale of the Company.

•	Dr. Crapo was our Chief Executive Officer from July 1, 2004 through December 31, 2004. Dr. Crapo received an annualized salary of $272,000 and a stock option grant of 84,166 shares with an exercise price of $5.00 per share.

•	Mr. Duncan was our Chief Executive Officer through May 4, 2004. To conserve cash and help facilitate the financing of Aeolus in July 2003, Mr. Duncan’s annual salary was reduced from $360,000 to $180,000. In addition, Mr. Duncan’s deferred salary of $158,300 for the period from February 1, 2003 through July 31, 2003 was cancelled. Mr. Duncan did not receive any bonus or stock option grants in fiscal 2004. Mr. Duncan resigned in May 2004 and his total salary for fiscal 2004 was $566,429, which includes severance of $360,000.

The compensation for each of the above individuals was determined by reviews of industry standards and consultation with experts.

Conclusion

The Compensation Committee believes that Aeolus’ compensation policies are structured to result in the highest level of performance from Aeolus’ executives. By providing each executive with a significant number of shares of stock options, the Compensation Committee believes that it has closely aligned Aeolus’ executives’ personal interests with those of Aeolus and the stockholders. The Compensation Committee intends to continue to review and analyze its policies in light of the environment in which Aeolus competes for executives.

Submitted by:	The Compensation Committee

DAVID C. CAVALIER, Chairman
JOSEPH J. KRIVULKA
PETER D. SUZDAK, PH.D.

Compensation Committee Interlocks and Insider Participation

During fiscal 2004, members of the Compensation Committee consisted of current directors, Mr. Cavalier, Mr. Krivulka and Dr. Suzdak beginning in July 2004, and prior to April 30, 2004, consisted of former directors, David B. Sharrock, Edgar H. Schollmaier and Stephen M. Prescott, M.D. None of these directors were at any time during fiscal 2004 or at any other time an officer or employee of Aeolus. No executive officer of Aeolus serves as a member of the Board of Directors or compensation committee of any entity that has one or more executive officers serving as a member of the Board of Directors of Aeolus or the Compensation Committee.

Independent Registered Public Accounting Firm

Grant Thornton LLP, Raleigh, North Carolina was appointed our independent registered public accounting firm on October 11, 2004, audited our financial statements for the fiscal year ended September 30, 2004 and is currently serving as the independent registered public accounting firm for the fiscal year ending September 30, 2005. The Audit Committee approved this appointment. Aeolus did not consult Grant Thornton during its last two most recent fiscal years or any subsequent interim period prior to the engagement regarding the application of accounting principles to a specified transaction, whether completed or proposed, or the type of audit opinion that might be rendered on Aeolus’ financial statements, or any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

Representatives of Grant Thornton are expected to attend the meeting. They will have an opportunity to make a statement, if they desire to do so, and will also be available to respond to appropriate questions.

PricewaterhouseCoopers LLP, Raleigh, North Carolina served as our independent registered public accounting firm for the fiscal year ended September 30, 2003 and reviewed Aeolus’ quarterly reports on Form 10-Q for the first three quarters of fiscal 2004. On August 23, 2004, PricewaterhouseCoopers resigned as Aeolus’ independent registered public accounting firm. The resignation was the sole decision of PricewaterhouseCoopers and was not sought, recommended or approved by Aeolus’ Audit Committee. PricewaterhouseCoopers’ reports on Aeolus’ financial statements for the fiscal years ended September 30, 2003 and 2002 contained a statement that “the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern.” Other than the “going concern” explanatory paragraph noted in the immediately preceding sentence, PricewaterhouseCoopers’ reports for the fiscal years ended September 20, 2003 and 2002 were not qualified or modified as to uncertainty, audit scope or accounting principle. During the fiscal years ended September 2003 and 2002 and through August 23, 2004, there were no disagreements between Aeolus and PricewaterhouseCoopers on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which if not resolved to the satisfaction of PricewaterhouseCoopers, would have caused them to make a reference thereto in their reports on the financial statements for such years. During fiscal years ended September 30, 2003 and 2002 and through August 23, 2004, there were no reportable events (as defined in Regulation S-K Item 304(a)(1)(v)). PricewaterhouseCoopers issued a letter addressed to the SEC stating that it agreed with the above statements concerning PricewaterhouseCoopers.

Independent Registered Public Accounting Firm—Fees

Audit Fees. Fees invoiced by Grant Thornton for the audit of Aeolus’ annual financial statements for fiscal year 2004 totaled $48,401 and fees invoiced by PricewaterhouseCoopers for reviews of the financial statements included in Aeolus’ quarterly reports on Form 10-Q for the first three quarters of fiscal 2004 totaled $12,200.

Financial Information System Design and Implementation Fees. Aeolus did not engage Grant Thornton or PricewaterhouseCoopers in fiscal 2004 to perform any services for financial information systems design or implementation.

All Other Fees. PricewaterhouseCoopers billed Aeolus aggregate fees of $30,568 for professional services rendered in fiscal 2004 other than audit services and review of quarterly reports. These fees resulted primarily from consultation on various accounting matters and services rendered for the review of Aeolus’ fiscal 2003 tax returns and other documents filed with the SEC as part of Aeolus’ reporting requirements. The Audit Committee of the Board of Directors considered these activities to be compatible with the maintenance of PricewaterhouseCoopers’ independence. There were no fees for other services paid to Grant Thornton during fiscal 2004, as they were not engaged until October 2004.

Report of the Audit Committee

The Audit Committee has reviewed and discussed Aeolus’ audited financial statements for fiscal 2004 with management. The Audit Committee has discussed with Grant Thornton LLP, Aeolus’ registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as modified or supplemented. The Audit Committee has received the written disclosures and the letter from Grant Thornton required by Independence Standards Board Standard No. 1, as modified or supplemented, and has discussed with Grant Thornton its independence. Based on the review and discussions described above, among other things, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Aeolus’ Annual Report on Form 10-K for fiscal 2004.

The common stock of Aeolus is not listed on any national securities exchange or association and therefore not all of the members must be independent. However, the Board of Directors has determined that the members of the Audit Committee are independent as defined in Rule 4200(a)(14) of the National Association of Securities Dealers’ listing standards, as currently in effect. The Board of Directors has also determined that Mr. Cavalier is an “audit committee financial expert” as defined by the SEC in Item 401(h) of Regulation S-K.

Submitted by:	The Audit Committee

DAVID C. CAVALIER, Chairman
AMIT KUMAR, PH.D.
CHRIS A. RALLIS

The foregoing Audit Committee Report shall not be deemed to be soliciting material or to be filed with the SEC or incorporated by reference into any of Aeolus’ previous or future filings with the SEC, except as otherwise explicitly specified by Aeolus in any such filing.

Performance Graph

The following graph shows a five-year comparison of cumulative total stockholder returns for Aeolus, the Nasdaq Stock Market (U.S.) Index and the Nasdaq Pharmaceutical Index. The graph assumes that $100 was invested on September 30, 1999 in each of Aeolus’ common stock, the stocks in the Nasdaq Stock Market (U.S.) Index and the Nasdaq Pharmaceutical Index, and further assumes the reinvestment of all dividends.

	9/30/99	9/30/00	9/30/01	9/30/02	9/30/03	9/30/04
Aeolus Pharmaceuticals	$100	$514.32	$236.21	$10.67	$45.72	$23.16
Nasdaq Stock Market (U.S.)	$100	$159.85	$56.32	$49.18	$58.43	$65.29
Nasdaq Pharmaceutical	$100	$211.02	$137.19	$92.59	$145.80	$147.03

Certain Transactions

Aeolus has adopted a policy that all transactions between Aeolus and its executive officers, directors and other affiliates must be approved by a majority of the members of the Board of Directors of Aeolus and by a majority of the disinterested members of the Board, and must be on terms no less favorable to Aeolus than could be obtained from unaffiliated third parties.

Section 16(a) Beneficial Ownership Reporting Compliance

In July 2004, a Form 3 for the initial statement of beneficial ownership of securities for a newly elected Board member, Michael E. Lewis, was received by the SEC five days late. To our knowledge, there were no other reports required under Section 16(a) of the Securities Exchange Act of 1934 that were not timely filed during the fiscal year ended September 30, 2004.

Deadline for Stockholder Proposals

Stockholders having proposals that they desire to present at next year’s annual meeting of stockholders of Aeolus should, if they desire that such proposals be included in Aeolus’ proxy statement relating to such meeting, submit such proposals in time to be received by Aeolus not later than October 7, 2005. To be included, all submissions must comply with the requirements of Rule 14a-8 promulgated under the Exchange Act and the Board of Directors directs the close attention of interested stockholders to that Rule. Proposals should be mailed to Richard W. Reichow, Corporate Secretary, Aeolus Pharmaceuticals, Inc., P.O. Box 14287, Research Triangle Park, North Carolina 27709. In addition, management’s proxy holders will have discretion to vote proxies given to them on any stockholder proposal of which Aeolus does not have notice prior to December 16, 2005.

Other Matters

The Board of Directors knows of no other business to be brought before the meeting, but it is intended that, as to any such other business, the shares will be voted pursuant to the proxy in accordance with the best judgment of the person or persons acting thereunder.

AEOLUS PHARMACEUTICALS, INC.

This Proxy Is Solicited By The Board Of Directors

PROXY

The undersigned, a stockholder of Aeolus Pharmaceuticals, Inc., a Delaware corporation, hereby constitutes and appoints Richard P. Burgoon, Jr. and Richard W. Reichow, or either of them, attorneys and proxies with full power of substitution to act and vote all shares of the undersigned at the Annual Meeting of Stockholders of Aeolus to be held at Aeolus’ offices at 79 T.W. Alexander Drive, 4401 Research Commons, Suite 200, Research Triangle Park, North Carolina on March 8, 2005 commencing at 10:00 a.m., Eastern Time, and any adjournment(s) thereof. The undersigned hereby directs this proxy to be voted as follows:

(Continued and to be signed on other side)

ANNUAL MEETING OF STOCKHOLDERS OF

AEOLUS PHARMACEUTICALS, INC.

March 8, 2005

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯ Please detach along perforated line and mail in the envelope provided. ¯

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE. ☒

1. The Election of six Directors:

" FOR ALL NOMINEES " WITHHOLD AUTHORITY FOR ALL NOMINEES " FOR ALL EXCEPT (See instructions below)	NOMINEES: * David C. Cavalier * Chris A. Rallis * Peter D. Suzdak, Ph.D. * Michael E. Lewis, Ph.D. * Joseph J. Krivulka * Amit Kumar, Ph.D.	2. The approval of Aeolus’ 2004 Stock Option Plan and to reserve 2,000,000 shares for issuance thereunder.	FOR "	AGAINST "	ABSTAIN "

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the blank next to each nominee you wish to withhold, as shown here:)

This proxy will be voted as directed above. In the absence of any direction, this proxy will be voted for proposals 1 and 2, with discretion to vote upon such other matters as may be brought before the meeting. Any proxy heretofore given by the undersigned for the meeting is hereby revoked and declared null and void and without any effect whatsoever.

Please mark, sign, date and return this proxy card promptly using the enclosed envelope whether or not you plan to be present at the meeting. If you attend the meeting, you can vote either in person or by proxy.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	"

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign in full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.